FOR IMMEDIATE RELEASE                           CONTACTS:
---------------------                              Media: Mary Trigg
                                                          (626) 814-7922
                                                Investor: Steve Swartz
                                                          (626) 814-7986


                AHMANSON'S ACQUISITION OF COAST SAVINGS COMPLETED


      IRWINDALE, CA, February 13, 1998 -- H. F. Ahmanson & Company (NYSE:AHM), parent company of Home Savings of America, announced that its acquisition of Coast Savings Financial, Inc. (NYSE:CSA), parent company of Coast Federal Bank, was completed today. The combined company is California's third largest financial institution serving more than two million households in California, Texas and Florida.

      "We welcome our new customers from Coast who will benefit from a wider array of consumer banking products as well as the availability of a broad menu of business banking products and services," said Ahmanson and Home Savings Chairman and Chief Executive Officer Charles R. Rinehart.

      "The combination of our two companies enhances Home Savings' already strong competitive position in the California market," he added. "It also fits directly into our strategy of being a full-service consumer and small business bank and reflects our desire to build shareholder value."

      The Office of Thrift Supervision and Coast Savings shareholders approved the transaction yesterday.

      The company said it expects to convert the Coast branches into Home Savings branches in early March and has begun mailing packages to Coast customers with information on Home Savings' products and services.

      H. F. Ahmanson & Company is the parent company of Home Savings of America, one of the nation's largest full-service consumer and small business banks with 407 branches in California, Texas and Florida.

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